FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

January 7, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is January 7, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have received TSXV acceptance of the Amended Agreement with Minera Afrodita and, the granting of incentive stock options.

Item 5.	Full Description of Material Change

The Issuer reports that on December 23, 2008 the Company received TSX Venture Exchange acceptance of an amended option agreement (the “Amended Agreement”) dated October 16, 2008 among Dorato Peru S.A.C. (“Dorato Peru”), a wholly-owned subsidiary of the Issuer, Jorge Arturo Bedoya Torrico and Jaime Medanic (the “Sellers”). The Amended Agreement amends an option agreement (the “Original Agreement”) among Dorato Peru and the Sellers dated October 18, 2007 under which the Sellers granted Dorato Peru an option  to acquire 100% of the shares of Compania Minera Afrodiata S.A.C. (“Minera Afrodita”).  Minera Afrodita owns mining concessions in the Condillera del Condor region of Peru.

The consideration to be paid to Minera Afrodita under the Original Agreement was 3,000,000 common shares of the Issuer and a cash payment of US$8,000,000.  Pursuant to the Amending Agreement the total consideration to be paid by Dorato for the Minera Afrodita option is amended to a total of 8,600,000 common shares of which 7,700,000 have now been issued, and US $3,000,000 of which US $2,000,000 has been paid.

As part of this amended consideration 4,700,000 common shares of the Issuer were issued on December 23, 2008 and are subject to a statutory hold period expiring April 24, 2009.

The Issuer further announces that pursuant to its 2007 Incentive Stock Option Plan, it has granted incentive stock options to certain directors, officers and employees and consultants allowing them to purchase up to an aggregate of 1,000,000 common shares in the capital stock of the Issuer.  The options are exercisable at a price of CAD 0.30 for a period of two years ending January 7, 2010.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

This material change report contains statements that are “forward looking”. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking statements, by their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking statements. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts, are “forward-looking” statements that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith J. Henderson, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

January 9, 2009